Exhibit 99.7

January 24, 2007

Board of Directors
China Digital Wireless, Inc.
429 Guangdong Road
Shanghai, China 200001

Dear Board of Directors of China Digital Wireless, Inc.

I hereby resign my position as the member of the Board of Directors of China Digital Wireless, Inc.(the "Company") and the member of any committee thereof, effective January 24, 2007.

This resignation is not the result of any disagreement with the Company. I have no claim against the Company for fees or compensation relating to my services. I enjoyed my term serving the Board and the Company. I sincerely wish the Company continued success, and I want to thank you for all the support you have given me. Please feel free to contact me at any time if I can be of further assistance.

Sincerely,

/s/Xiaodong Zhang
Xiaodong Zhang